
Feedstock
Chemical Reaction Step
Separation Step
Polishing Step
Process Output
Low in free fatty acids
Transesterification Process
High in free fatty acids
Esterification Process
Separation of Biodiesel
Clean the Biodiesel
Biodiesel
Waste to be disposed
Glycerin